Exhibit 10.1

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

          This Third Amendment to Second Amended and Restated Credit Agreement (this “Amendment”), dated and effective as of December 1, 2004 (the “Amendment Effective Date”), is by and among KCS Energy, Inc., a Delaware corporation (the “Borrower”), and each of the Lenders party to that certain Second Amended and Restated Credit Agreement dated as of November 18, 2003, among the Borrower, the Lenders party thereto, Bank of Montreal, a Canadian chartered bank acting through certain of its U.S. branches or agencies, as Agent and Collateral Agent, BNP Paribas, as Documentation Agent and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as Syndication Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

          Whereas, the Borrower has requested that the Lenders amend the Credit Agreement to reduce (i) the Applicable Margin and (ii) the commitment fee rate described in Section 3.3(a) of the Credit Agreement; and

          Whereas, all of the Lenders have agreed to such amendment subject to the terms and conditions set forth herein.

          Now Therefore, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Credit Agreement.

     Section 1. Amendments. The Credit Agreement is hereby amended as follows:

          (a)   The definition of “Applicable Margin” is amended and restated to read in its entirety as follows:

           “Applicable Margin’ shall mean as to each Base Rate Loan and each LIBO Rate Loan on any day, an amount equal to the percentage for such day set forth in the grid below under the columnar heading “Applicable Margin” for such type of Loan, as such percentage may be modified pursuant to the terms set forth below:

	Applicable Margin		Commitment Fee
% that aggregate principal
amount of outstanding Loans
plus Revolving Loan Letter of
Credit Outstandings bears to Borrowing Base	Base Rate	LIBO Rate
	Loans	Loans
Less than or equal to 50.0%	0.00%	1.75%	0.35%
Greater than 50.0% but less than or equal to 75.0%	0.25%	2.00%	0.40%
Greater than 75.0% but less than or equal to 90.0%	0.50%	2.25%	0.50%
Greater than 90.0% but less than or equal to 100%	0.75%	2.50%	0.50%
Greater than 100.0% (Borrowing Base deficiency)	1.00%	2.75%	N.A.

          At all times from and after such time as the Production Payment 2001 Lien has been completely released and discharged of record by an instrument or instruments in form reasonably satisfactory to the Agent, the Applicable Margin set forth above for Base Rate Loans and LIBO Rate Loans shall be reduced (but not below 0.00%) by, in each case, 0.50%.”

          (b)   Section 3.3(a) is amended and restated to read in its entirety as follows:

          “(a) Commitment Fee. To compensate the Lenders for maintaining funds available under the Commitments, the Borrower shall pay to the Agent for the account of such Lenders a fee, for each day the Commitments are outstanding and existing, equal to the product of (i) the actual Available Commitment on such day times (ii) a fraction, the numerator of which is the applicable per annum rate for such day set forth under the columnar heading “Commitment Fee” in the pricing grid included in the definition of Applicable Margin, and the denominator of which is the number of days in the current fiscal year (i.e., 365 or 366, as the case may be). Aggregate daily commitment fees shall be calculated in arrears for each fiscal quarter (or shorter period in the case of such fees for the period ending on the Commitment Termination Date, including the first day of such shorter period but excluding the last day), and shall be payable in arrears on the 31st day of December, 2004, the last Business Day of each third calendar month thereafter during the Commitment Period (each, a “Quarterly Payment Date”), and on the Commitment Termination Date.”

     Section 2. Borrowing Base. The Agent hereby notifies the Borrower that the Applicable Lenders have approved a Borrowing Base of $100.0 million as of July 1, 2004.

     Section 3. Amendment and Ratification. Upon the effectiveness hereof as provided in Section 4, this Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as modified hereby, is hereby ratified, approved and confirmed to be in full force and effect in each and every respect. Except as expressly provided by the amendments set forth in Section 1, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender, the Agent, the Collateral Agent, the Documentation Agent or the Syndication Agent, nor constitute a waiver of any provision of any of the Loan Documents. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

     Section 4. Conditions to Effectiveness. This Amendment shall become effective as of the Amendment Effective Date when the Agent has confirmed (and has so notified the Borrower) that counterparts hereof have been duly executed by the Borrower and all of the Lenders and delivered to the Agent. The Agent agrees to give the Borrower prompt written confirmation of the effectiveness hereof.

     Section 5. Representations and Warranties. The Borrower hereby represents and warrants that, as of the Amendment Effective Date, after giving effect hereto:

          (i) the representations and warranties of each Loan Party contained in the Loan Documents are correct in all material respects on and as of such date (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), as though made on and as of such date; and

          (ii) no event has occurred and is continuing which constitutes a Default, an Event of Default or both.

     Section 6. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and be governed by the laws of the State of Illinois.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

          In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first set forth above, to be effective as of the Amendment Effective Date.

BORROWER: KCS ENERGY, INC.
By:	/s/ J.T. Leary
	Name:	J.T. Leary
	Title:	VP & CFO

BANKS: BANK OF MONTREAL, acting through its U.S. branches and agencies, including its Chicago, Illinois branch, as a Lender, the Agent and Collateral Agent
By:	/s/ James V. Ducote
	Name:	James V. Ducote
	Title:	Director

BNP PARIBAS, as a Lender and Documentation Agent
By:	/s/ Betsy Jocher /s/ Polly Schott
	Name:	Betsy Jocher Polly Schott
	Title:	Vice President Vice President

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as a Lender and Syndication Agent
By:	/s/ Jo Linda Papadakis
	Name:	Jo Linda Papadakis
	Title:	Associate Director

STERLING BANK
By:	/s/ C. Scott Wilson
	Name:	C. Scott Wilson
	Title:	Sr. Vice President

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